Exhibit 99.1

Apollo Endosurgery, Inc. Reports 50% Revenue Growth in 2021
•Increased adoption across all product lines in both U.S. and international
•Grew fourth quarter 2021 revenue 26%

AUSTIN, Texas (February 22, 2022) - Apollo Endosurgery, Inc. ("Apollo") (Nasdaq: APEN), a global leader in less invasive medical devices for gastrointestinal and bariatric procedures, today announced financial results for the fourth quarter and year ended December 31, 2021 and corporate highlights.
Fourth Quarter and Full Year 2021 Selected Financial Results

(Numbers in millions, except percentages)	Quarter Ended December 31, 2021	Year Ended December 31, 2021
Revenue	$16.2	$63.0
Gross margin	56.3%	55.5%
Operating expenses	$14.8	$54.2
Non-GAAP adjusted operating expenses	$13.3	$47.9
Operating loss	$(5.7)	$(19.2)
Non-GAAP adjusted EBITDA	$(3.5)	$(9.9)
Cash, cash equivalents and restricted cash		$91.8
Fourth Quarter and Full Year Financial and Corporate Highlights
•Grew fourth quarter 2021 and full year Endoscopic Suturing System (ESS) revenue 37% and 55% over the same periods in 2020;
•Grew fourth quarter 2021 and full year Intragastric Balloon (IGB) revenue 20% and 50% over the same periods of 2020;
•Increased fourth quarter 2021 and full year revenue from the Company's top 10 direct accounts by over 50% and 85% over the same periods in 2020;
•Continued X-Tack penetration in key accounts, with fourth quarter 2021 revenue growth of nearly 40% and an increase in ordering customers of nearly 20% compared to the third quarter 2021;
•Secured over $175 million in new capital and borrowing capacity, providing cash runway to fund Apollo's planned growth initiatives;
•Announced that investigators in the Multi-Center ESG Randomized Interventional (MERIT) study reported that the study met its primary endpoints for safety and efficacy. Patients undergoing the Endoscopic Sleeve Gastroplasty (ESG) achieved excess body weight loss of 49.2% at 12 months and demonstrated improvements in weight-related comorbidities. The MERIT study reported a serious adverse event rate of 2% for patients undergoing the ESG procedure.
•Submitted a De Novo classification request to the U.S. Food and Drug Administration seeking 510(k) classification and clearance for the Apollo ESGTM and Apollo REVISETM devices; and
•Announced the publication of a multi-center study of Apollo's X-Tack System, demonstrating high success rates, ease of use, and economic value in the treatment of GI defects.
“The fourth quarter capped a transformative year at Apollo, during which we drove increased utilization of our innovative therapeutic endoscopy portfolio, positioned the Company to expand our reach into new indications such as our recent De Novo 510(k) classification request for Apollo ESG and Apollo REVISE, and significantly enhanced our balance sheet to support our growth runway,” said Chas McKhann, Apollo’s president and CEO. “We remain focused on long-term value creation, expanding our base of trained physicians, working closely with our customers to drive product utilization, and maximizing the impact of our expanded sales team.”

Comparison of Selected GAAP and Non-GAAP Financial Results for Fourth Quarter 2021 to Fourth Quarter 2020
Total worldwide revenue increased to $16.2 million in the fourth quarter of 2021, a 26% increase compared to the fourth quarter of 2020, despite the impact of the recent surge in COVID-19 cases, which pressured procedural volumes in several key geographies, both domestic and international.
ESS product sales increased $2.8 million, or 37% in the fourth quarter of 2021 compared to 2020. Fourth quarter U.S. ESS product sales increased 42% while OUS ESS product sales increased 29%, highlighting continued demand for Apollo's OverStitch® and X-Tack® products across a range of patient indications. IGB product sales increased $0.9 million, or 20%, during the fourth quarter 2021 compared to the fourth quarter 2020 reflecting continued strength in demand for the ORBERA® balloon. In the U.S., IGB product sales increased 6% while OUS IGB product sales increased 27%.
Gross margin increased by 40 basis points, from 55.9% to 56.3%, and was $9.1 million for the fourth quarter 2021 compared to $7.2 million for the fourth quarter 2020.
Total operating expenses in the fourth quarter were $14.8 million compared to $10.4 million in the fourth quarter 2020. Excluding stock-based compensation, total non-GAAP adjusted operating expenses increased to $13.3 million from $9.8 million in 2020, primarily reflecting increased sales and marketing expenses to support current and anticipated revenue growth.
Loss from operations in the fourth quarter 2021 was $5.7 million compared to $3.2 million in the fourth quarter 2020. Net loss in the fourth quarter of 2021 was $10.4 million compared to $3.5 million in the fourth quarter of 2020, driven largely by an increase in interest expense related to a write-off of deferred financing costs and fees associated with the Company’s debt refinancing in December 2021. Non-GAAP adjusted EBITDA, which excludes stock-based compensation, gain on forgiveness of PPP loan and unrealized foreign exchange was a loss of $3.5 million for the fourth quarter of 2021, compared to a loss of $1.7 million in the fourth quarter 2020.
For more detailed information on non-GAAP calculations, please refer to the tables that follow.
Cash, cash equivalents and restricted cash were $91.8 million as of December 31, 2021, with up to an additional $65.0 million in future draws available under the Company's credit facility with Innovatus Capital Partners should the Company meet certain revenue milestones.
Current and long-term debt at face value as of December 31, 2021 included $35.0 million outstanding under the Innovatus credit facility and $19.5 million in outstanding convertible notes.
Financial Outlook for 2022
Apollo expects full year 2022 revenue between $73 million and $75 million, representing growth of approximately 16% to 19% over 2021. The Company continues to monitor the potential and uncertain impact of the ongoing COVID-19 pandemic. Should hospitals or outpatient centers, where the company’s procedures are performed, experience continued or additional surges in cases, and need to defer elective procedures to preserve capacity for COVID-19 patients, the company’s ability to achieve these financial projections could be adversely affected.
Resignation of Bruce Robertson from Apollo Board of Directors
Apollo also announced today that Bruce Robertson has retired from the Apollo Board of Directors, effective immediately, to focus on other commitments. Dr. Robertson, Managing Director of H.I.G. Capital, LLC, has served as a member of the Apollo Board of Directors since February 2008.
“Bruce has been instrumental in Apollo’s development in his 14 years of service on our Board,” said Chas McKhann. “Personally, he has been a highly valued colleague and advisor in my first year as CEO. We thank Bruce for his unwavering contributions to Apollo’s formation and growth, and we wish him all the best in his future endeavors.”
“Since our initial investment in Apollo, my colleagues at H.I.G. Capital and I have been excited about the Company’s potential to play a transformative role in therapeutic endoscopy,” said Dr. Robertson, “I leave knowing that Apollo is in good hands under a new leadership team, with a sound strategy to realize the full potential of our original vision.”
The Company has engaged Spencer Stuart, a global executive search firm, to lead a search process for Dr. Robertson’s successor.

Conference Call
Apollo will host a live webcast audio call with slides today at 3:30 p.m. CT / 4:30 p.m. ET. Investors are invited to join the live call via webcast from the Investors section of the Company's corporate website at www.apolloendo.com. An audio-only option is available by dialing +1 973-528-0011 and referencing access code 718442 or the “Apollo Endosurgery Fourth Quarter 2021 Earnings Call.” Investors who opt for audio-only will need to download the related slides at www.apolloendo.com.
A replay of the webcast will be made available on Apollo's website, www.apolloendo.com, shortly after completion of the call.
Non-GAAP Financial Measures
To supplement the Company’s financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company reports certain non-GAAP financial measures, including non-GAAP adjusted operating expenses and non-GAAP Adjusted EBITDA. Adjusted operating expenses is calculated as operating expense less stock-based compensation. Adjusted EBITDA is calculated as GAAP net loss, plus depreciation and amortization, interest expense, net, income tax expense, stock-based compensation, gain on forgiveness of PPP loan, and unrealized foreign exchange. These supplemental measures of our performance are not required by, and are not determined in accordance with GAAP. The Company believes that these non-GAAP financial measures provide investors with an additional tool for evaluating the Company's core performance, which management uses in its own evaluation of continuing operating performance, and a baseline for assessing the future earnings potential of the Company. The Company’s non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in the Company’s industry, as other companies in the industry may calculate non-GAAP financial results differently. Non-GAAP financial results should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Included in the supplemental tables to this press release is a reconciliation of non-GAAP adjusted EBITDA to GAAP net loss.
About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical technology company focused on the development of next-generation, less invasive devices to advance therapeutic endoscopy designed to treat a variety of gastrointestinal conditions including closure of gastrointestinal defects, managing gastrointestinal complications and the treatment of obesity. Apollo's device-based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo's products are offered in over 75 countries today and include the OverStitch® Endoscopic Suturing System, the OverStitch Sx® Endoscopic Suturing System, X-Tack® Endoscopic HeliX Tacking System and the ORBERA® Intragastric Balloon.
Apollo’s common stock is traded on Nasdaq Global Market under the symbol "APEN". For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.
Cautionary Note on Forward-Looking Statements
Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. In addition, there is uncertainty about the spread of the COVID-19 virus and the impact it may have on the Company’s operations, the Company’s financial outlook for future periods, the demand for the Company’s products, the Company’s liquidity position, global supply chains and economic activity in general. Important factors that could cause actual results to differ materially include: the ongoing effects of the COVID-19 pandemic; reports of adverse events related to the Company's products, outcomes of clinical studies related to the Company's products, development of competitive medical products by competitors, regulatory approvals and extensive regulatory oversight by the FDA or other regulatory authorities, unfavorable media coverage related to the Company's products or related procedures, coverage and reimbursement decisions by private or government payors, the Company's ability to support the adoption of its products and broaden its product portfolio; the potential size of the Company's addressable markets; the execution of our gross margin improvement projects; global supply chain constraints; the effect of inflationary pressure; and the availability of cash for Apollo’s future operations as well as other factors detailed in Apollo’s periodic reports filed with the Securities and Exchange Commission, or SEC, including its Form 10-K for the year ended December 31, 2021. Copies of reports filed with the SEC are posted on Apollo’s website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Disclosure Information
Apollo uses the investor relations section of its website as a means of complying with its disclosure obligations under Regulation FD. Accordingly, we recommend that investors should monitor Apollo's investor relations website in addition to following Apollo's press releases, SEC filings, and public conference calls and webcasts.

Contacts

Apollo Endosurgery, Inc.
Jeff Black, 512-279-5126
investor-relations@apolloendo.com

Darrow Associates Investor Relations
Matt Kreps, 214-597-8200
mkreps@darrowir.com

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except for share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)
Revenues	$16,171	$12,860	$62,989	$42,048
Cost of sales	7,069	5,670	28,030	19,806
Gross margin	9,102	7,190	34,959	22,242
Operating expenses:
Sales and marketing	7,393	4,582	24,311	17,355
General and administrative	4,467	3,192	18,448	11,062
Research and development	2,479	2,186	9,524	7,670
Amortization of intangible assets	463	477	1,875	1,949
Total operating expenses	14,802	10,437	54,158	38,036
Loss from operations	(5,700)	(3,247)	(19,199)	(15,794)
Other expenses:
Interest expense, net	4,290	1,356	8,318	5,251
Gain on forgiveness of PPP loan	—	—	(2,852)	—
Other (income) expense	479	(1,150)	(139)	1,424
Net loss before income taxes	(10,469)	(3,453)	(24,526)	(22,469)
Income tax expense	(64)	52	156	142
Net loss	$(10,405)	$(3,505)	$(24,682)	$(22,611)
Net loss per share, basic and diluted	$(0.27)	$(0.14)	$(0.82)	$(.99)
Shares used in computing net loss per share, basic and diluted	38,258,431	25,608,839	30,243,264	22,756,167

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Product Sales by Product Group and Geographic Market
Unaudited (In thousands)

	Three Months Ended December 31, 2021			Three Months Ended December 31, 2020			% Increase / (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$6,940	$3,536	$10,476	$4,901	$2,744	$7,645	41.6%	28.9%	37.0%
IGB	1,623	3,862	5,485	1,535	3,050	4,585	5.7%	26.6%	19.6%
Other	205	5	210	599	31	630	(65.8)%	(83.9)%	(66.7)%
Total revenues	$8,768	$7,403	$16,171	$7,035	$5,825	$12,860	24.6%	27.1%	25.7%

	Year Ended December 31, 2021			Year Ended December 31, 2020			% Increase / (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$25,917	$14,048	$39,965	$15,774	$9,955	$25,729	64.3%	41.1%	55.3%
IGB	7,193	14,904	22,097	5,045	9,739	14,784	42.6%	53.0%	49.5%
Other	894	33	927	1,453	82	1,535	(38.5)%	(59.8)%	(39.6)%
Total revenues	$34,004	$28,985	$62,989	$22,272	$19,776	$42,048	52.7%	46.6%	49.8%

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Adjusted Operating Expenses and Adjusted EBITDA
Unaudited (In millions)

	Three Months Ended December 31,		Year Ended December 31,
(Numbers in millions)	2021	2020	2021	2020
Operating expenses	$14.8	$10.4	$54.2	$38.0
Less: Stock-based compensation in operating expenses	1.6	0.6	6.3	2.1
Non-GAAP adjusted operating expenses	$13.3	$9.8	$47.9	$35.9

	Three Months Ended December 31,		Year Ended December 31,
(Numbers in millions)	2021	2020	2021	2020
Net loss	$(10.4)	$(3.5)	$(24.7)	$(22.6)
Depreciation and amortization	0.7	0.9	3.2	3.7
Interest expense, net	4.3	1.4	8.3	5.3
Income tax expense	(0.1)	0.1	0.2	0.1
EBITDA	(5.5)	(1.1)	(13.0)	(13.5)
Add back significant items:
Stock-based compensation	1.6	0.6	6.4	2.1
Gain on forgiveness of PPP loan	—	—	(2.9)	—
Unrealized foreign exchange	0.4	(1.2)	(0.4)	1.2
Adjusted EBITDA	$(3.5)	$(1.7)	$(9.9)	$(10.2)